Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SIRENZA MICRODEVICES, INC.,

COMET ACQUISITION CORPORATION,

ISG BROADBAND, INC.,

CALIFORNIA EASTERN LABORATORIES, INC.,

AND

U.S. BANK, NATIONAL ASSOCIATION, as Escrow Agent

(with respect to Articles VII and IX only)

Dated as of December 7, 2004

INDEX OF EXHIBITS

Exhibit		Description
Exhibit A	–	Form of Company Shareholder Consent

Exhibit B-1	–	Form of Legal Opinion of Counsel to the Company

Exhibit B-2	–	Form of Legal Opinion of Counsel to the Principal Stockholder

Exhibit C-1	–	Form of Offer Letter

Exhibit C-2	–	Form of Offer Letter for Don Alfson

Exhibit D	–	Form of Noncompetition Agreement

Exhibit E	–	Earnout Products

Exhibit F-1	–	Form of Supply Agreement Between Company and Principal Stockholder

Exhibit F-2	–	Form of Supply Agreement Between Parent and Principal Stockholder

Exhibit G	–	Form of IP Assignment Agreement

Exhibit H	–	Terms of Transition Services Agreement

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of December 7, 2004 among Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Comet Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), ISG Broadband, Inc., a California corporation (the “Company”), California Eastern Laboratories, Inc., a California corporation (the “Principal Stockholder”), and (with respect to Articles VII and IX only) U.S. Bank, National Association, acting as the Escrow Agent (as defined below).

RECITALS

A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company and all outstanding options, warrants and other rights to acquire or receive shares of capital stock of the Company, shall be converted into the right to receive cash or cancelled as provided in Section 1.7 and 1.8 hereof.

C. A portion of the cash otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, certain employees of the Company will receive offers of employment with Parent in substantially the forms attached hereto as Exhibit C-1 and Exhibit C-2 (the “Offer Letters”), and certain employees of the Company are entering into Noncompetition Agreements in substantially the form attached hereto as Exhibit D (the “Noncompetition Agreements”).

E. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

F. Immediately following the execution and delivery of this Agreement, the Company will seek to obtain from each Company shareholder a written consent substantially in the form attached hereto as Exhibit A, approving the Merger and adopting this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California (the “California Code”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) with the Secretary of State of the State of California (the “Agreement of Merger”), in accordance with the relevant provisions of applicable law. The date and time the Merger becomes effective in accordance with the provisions of the California Code is the “Effective Time”.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is ISG Broadband, Inc.”.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

1.6 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Common Per Share Amount” shall mean an amount of cash equal to (A) the Merger Consideration divided by (B) the Outstanding Common Amount.

(b) “Common Per Share Escrow Amount” shall mean an amount of cash equal to (A) the Escrow Amount divided by (B) the Outstanding Common Amount.

(c) “Company Capital Stock” shall mean Company Common Stock.

(d) “Company Common Stock” shall mean shares of Common Stock, no par value, of the Company.

(e) “Company Options” shall mean any and all options to purchase or otherwise acquire Company Capital Stock, whether or not vested, and whether issued under the Option Plan or otherwise, but shall not include Company Warrants.

(f) “Company Warrants” shall mean any and all warrants to purchase or otherwise acquire Company Capital Stock.

(g) “Escrow Amount” shall mean $700,000 in cash.

(h) “Excess Expense Amount” shall mean the amount by which the aggregate fees and expenses (including Third Party Expenses, as defined in Section 5.4 hereof) incurred by the Company in connection with the Merger exceed $500,000.

(i) “Merger Consideration” shall mean (A) $7,000,000 minus (B) the Escrow Amount, minus (C) the Excess Expense Amount, plus (D) the Option Exercise Price Amount as listed on the Statement of Expenses.

(j) “Option Exercise Price Amount” shall mean the aggregate dollar amount of exercise price payments paid to the Company in cash (and not via a promissory note) by holders of Company Options in connection with exercises of Company Options taking place between the date of this Agreement and the Effective Time.

(k) “Option Plan” shall mean the Company’s 2000 Stock Option Plan.

(l) “Outstanding Common Amount” shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including, without limitation, any shares of Company Common Stock issued pursuant to the exercise of Company Options, Company Warrants or other rights.

(m) “Securityholder Agent” shall mean the Principal Stockholder.

1.7 Merger Consideration; Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Capital Stock, Company Options or Company Warrants, the following shall occur:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.7(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.9(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.10, and subject to the provisions of Section 1.10 and Article VII hereof, (A) an amount of cash equal to the Common Per Share Amount, plus (B) an amount of cash equal to the Common Per Share Escrow Amount. Notwithstanding the foregoing, any Common Per Share Escrow Amount to be distributed to the holders of Company Common Stock hereunder shall instead initially be deposited with the Escrow Agent by Parent in accordance with, and subject to, the obligations set forth in Article VII hereof, and shall be deemed to have been received by the holders of shares of Company Common Stock and so deposited on their behalf. Notwithstanding any provision of this Agreement to the contrary, Parent shall have the right to setoff and reduce any payment of Merger Consideration or Escrow Fund proceeds or Post-Closing Payment otherwise due hereunder to a holder of Company Common Stock to the extent of any outstanding principal and interest amount owed to the Company by such holder pursuant to a promissory note delivered by such holder in payment of the exercise price of a Company Option.

(b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Termination of Company Options. Each issued and outstanding Company Option shall be terminated and cancelled and shall not be assumed by Parent. Prior to the Effective Time, the Company shall take all necessary action (including providing all required notices) to arrange for each Company Option to be terminated and cancelled at or prior to the Effective Time.

(d) Termination of Company Warrants. Each issued and outstanding Company Warrant shall be terminated and cancelled and shall not be assumed by Parent. Prior to the Effective Time, the Company shall take all necessary action (including providing all required notices) to arrange for each Company Warrant to be terminated and cancelled at or prior to the Effective Time.

(e) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8 Post-Closing Payments.

(a) Definitions. For purposes of this Section 1.8, the following terms shall have the following meanings:

(i) “2005 Antennae Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2005 Antennae Earnout Profit represents of the 2005 Antennae Earnout Revenue;

(ii) “2005 Antennae Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2005 Earnout Period that is attributable to the sale of Antennae Earnout Products by Parent during the 2005 Earnout Period; provided, however, that for purposes of calculating the 2005 Antennae Earnout Profit, the Antennae Earnout Products shall be allocated fixed manufacturing overhead costs equal to 3% of the 2005 Antennae Earnout Revenue;

(iii) “2005 Antennae Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2005 Earnout Period that are attributable to the sale of Antennae Earnout Products by Parent during the 2005 Earnout Period;

(iv) “2005 Earnout Consideration” shall mean the lesser of (a) $1,150,000 or (b) the 2005 Earnout Profit;

(v) “2005 Earnout Period” shall mean the period beginning on the Closing Date and ending on December 31, 2005;

(vi) “2005 Earnout Profit” shall mean the sum of (x) the 2005 Factored IC Earnout Profit, if any, plus (y) the 2005 Factored Antennae Earnout Profit, if any; provided, however, that for purposes of calculating the 2005 Earnout Profit, notwithstanding anything to the contrary contained in this Agreement: (A) the 2005 Factored IC Earnout Profit shall be deemed to be zero in the event that the 2005 IC Earnout Gross Margin is less than 35.0%, and (B) the 2005 Factored Antennae Earnout Profit shall be deemed to be zero in the event that the 2005 Antennae Earnout Gross Margin is less than 10.0%;

(vii) “2005 Factored Antennae Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2005 Antennae Earnout Profit, by (B) a fraction, the numerator of which shall be the 2005 Antennae Earnout Gross Margin, and the denominator of which shall be 17.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(viii) “2005 Factored IC Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2005 IC Earnout Profit, by (B) a fraction, the numerator of which shall be the 2005 IC Earnout Gross Margin, and the denominator of which shall be 45.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(ix) “2005 IC Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2005 IC Earnout Profit represents of the 2005 IC Earnout Revenue;

(x) “2005 IC Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2005 Earnout Period that is attributable to the sale of IC Earnout Products by Parent during the 2005 Earnout Period; provided, however, that for purposes of calculating the 2005 IC Earnout Profit, the IC Earnout Products shall be allocated fixed manufacturing overhead costs equal to 5% of the 2005 IC Earnout Revenue;

(xi) “2005 IC Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2005 Earnout Period that are attributable to the sale of IC Earnout Products by Parent during the 2005 Earnout Period;

(xii) “2005 Parent Financials” shall mean the consolidated statement of operations of Parent for the year ended December 31, 2005, as audited by Parent’s independent auditors, together with an executed copy of the related report of such auditors thereon;

(xiii) “2006 Antennae Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2006 Antennae Earnout Profit represents of the 2006 Antennae Earnout Revenue;

(xiv) “2006 Antennae Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2006 Earnout Period that is attributable to the sale of Antennae Earnout Products by Parent during the 2006 Earnout Period; provided, however, that for purposes of calculating the 2006 Antennae Earnout Profit, the Antennae Earnout Products shall be allocated fixed manufacturing overhead costs equal to 3% of the 2006 Antennae Earnout Revenue;

(xv) “2006 Antennae Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2006 Earnout Period that are attributable to the sale of Antennae Earnout Products by Parent during the 2006 Earnout Period;

(xvi) “2006 Earnout Consideration” shall mean the lesser of (a) $3,000,000 or (b) the 2006 Earnout Profit;

(xvii) “2006 Earnout Period” shall mean the period beginning on January 1, 2006 and ending on December 31, 2006;

(xviii) “2006 Earnout Profit” shall mean the sum of (x) the 2006 Factored IC Earnout Profit, if any, plus (y) the 2006 Factored Antennae Earnout Profit, if any; provided, however, that for purposes of calculating the 2006 Earnout Profit, notwithstanding anything to the contrary contained in this Agreement: (A) the 2006 Factored IC Earnout Profit shall be deemed to be zero in the event that the 2006 IC Earnout Gross Margin is less than 35.0%, and (B) the 2006 Factored Antennae Earnout Profit shall be deemed to be zero in the event that the 2006 Antennae Earnout Gross Margin is less than 10.0%;

(xix) “2006 Factored Antennae Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2006 Antennae Earnout Profit, by (B) a fraction, the numerator of which shall be the 2006 Antennae Earnout Gross Margin, and the denominator of which shall be 17.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(xx) “2006 Factored IC Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2006 IC Earnout Profit, by (B) a fraction, the numerator of which shall be the 2006 IC Earnout Gross Margin, and the denominator of which shall be 45.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(xxi) “2006 IC Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2006 IC Earnout Profit represents of the 2006 IC Earnout Revenue;

(xxii) “2006 IC Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2006 Earnout Period that is attributable to the sale of IC Earnout Products by Parent during the 2006 Earnout Period; provided, however, that for purposes of calculating the 2006 IC Earnout Profit, the IC Earnout Products shall be allocated fixed manufacturing overhead costs equal to 5% of the 2006 IC Earnout Revenue;

(xxiii) “2006 IC Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2006 Earnout Period that are attributable to the sale of IC Earnout Products by Parent during the 2006 Earnout Period;

(xxiv) “2006 Parent Financials” shall mean the consolidated statement of operations of Parent for the year ended December 31, 2006, as audited by Parent’s independent auditors, together with an executed copy of the related report of such auditors thereon;

(xxv) “2007 Antennae Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2007 Antennae Earnout Profit represents of the 2007 Antennae Earnout Revenue;

(xxvi) “2007 Antennae Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2007 Earnout Period that is attributable to the sale of Antennae Earnout Products by Parent during the 2007 Earnout Period; provided, however, that for purposes of calculating the 2007 Antennae Earnout Profit, the Antennae Earnout Products shall be allocated fixed manufacturing overhead costs equal to 3% of the 2007 Antennae Earnout Revenue;

(xxvii) “2007 Antennae Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2007 Earnout Period that are attributable to the sale of Antennae Earnout Products by Parent during the 2007 Earnout Period;

(xxviii) “2007 Earnout Consideration” shall mean the lesser of (a) $3,000,000 or (b) the 2007 Earnout Profit;

(xxix) “2007 Earnout Period” shall mean the period beginning on January 1, 2007 and ending on December 31, 2007;

(xxx) “2007 Earnout Profit” shall mean the sum of (x) the 2007 Factored IC Earnout Profit, if any, plus (y) the 2007 Factored Antennae Earnout Profit, if any; provided, however, that for purposes of calculating the 2007 Earnout Profit, notwithstanding anything to the contrary contained in this Agreement: (A) the 2007 Factored IC Earnout Profit shall be deemed to be zero in the event that the 2007 IC Earnout Gross Margin is less than 35.0%, and (B) the 2007 Factored Antennae Earnout Profit shall be deemed to be zero in the event that the 2007 Antennae Earnout Gross Margin is less than 10.0%;

(xxxi) “2007 Factored Antennae Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2007 Antennae Earnout Profit, by (B) a fraction, the numerator of which shall be the 2007 Antennae Earnout Gross Margin, and the denominator of which shall be 17.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(xxxii) “2007 Factored IC Earnout Profit” shall mean the product (expressed in U.S. Dollars) obtained by multiplying (A) the 2007 IC Earnout Profit, by (B) a fraction, the numerator of which shall be the 2007 IC Earnout Gross Margin, and the denominator of which shall be 45.0%; provided, however, that in no event shall the value of the fraction described in (B) above exceed 1.0;

(xxxiii) “2007 IC Earnout Gross Margin” shall mean the percentage, rounded to the nearest tenth of a percent, that the 2007 IC Earnout Profit represents of the 2007 IC Earnout Revenue;

(xxxiv) “2007 IC Earnout Profit” shall mean the dollar amount of gross profit actually realized by Parent (calculated on a consolidated basis and in accordance with GAAP) during the 2007 Earnout Period that is attributable to the sale of IC Earnout Products by Parent during the 2007 Earnout Period; provided, however, that for purposes of calculating the 2007 IC Earnout Profit, the IC Earnout Products shall be allocated fixed manufacturing overhead costs equal to 5% of the 2007 IC Earnout Revenue;

(xxxv) “2007 IC Earnout Revenue” shall mean the total dollar amount of the net revenues actually recognized by Parent (on a consolidated basis and in accordance with GAAP) during the 2007 Earnout Period that are attributable to the sale of IC Earnout Products by Parent during the 2007 Earnout Period;

(xxxvi) “2007 Parent Financials” shall mean the consolidated statement of operations of Parent for the year ended December 31, 2007, as audited by Parent’s independent auditors, together with an executed copy of the related report of such auditors thereon;

(xxxvii) “Antennae Earnout Products” shall be as defined on Exhibit E;

(xxxviii) “Earnout Products” shall be as defined on Exhibit E;

(xxxix) “Earnout Statement” shall mean the 2005 Statement, the 2006 Statement, or the 2007 Statement, as applicable;

(xl) “IC Earnout Products” shall be as defined on Exhibit E;

(xli) “Post-Closing Payment” shall mean any payment that Parent is required to make pursuant to this Section 1.8.

(b) 2005 Earnout.

(i) Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 1.8(f) or otherwise), and subject to the other provisions of this Section 1.8, in the event that the 2005 Earnout Consideration, calculated in accordance with this Section, equals a dollar amount greater than zero, Parent shall (i) deliver to the Exchange Agent (as defined in Section 1.10(a)) ninety percent (90%) of the 2005 Earnout Consideration, as additional consideration to the holders of Company Capital Stock, and (ii) deliver to the Escrow Agent ten percent (10%) of the 2005 Earnout Consideration, to be deposited on behalf of the holders of Company Capital Stock in the Escrow Fund in accordance with, and subject to, the obligations set forth in Article VII hereof. The 2005 Earnout Consideration shall be payable in cash.

(ii) Prior to any delivery of the 2005 Earnout Consideration pursuant to this Section 1.8(b), and within fifteen (15) calendar days following the date that the 2005 Parent Financials first become available to Parent, Parent shall: (i) prepare or cause to be prepared a statement (the “2005 Statement”) setting forth the 2005 Earnout Profit and the 2005 Earnout Consideration, if any, that Parent believes is due in accordance with this Section 1.8(b) together with supporting calculations; and (ii) deliver or cause to be delivered such 2005 Statement to the Securityholder Agent for and on behalf of the holders of Company Capital Stock. In the event that Parent does not receive an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2005 Earnout Consideration required under this Section 1.8(b) on the 16th day following the date that the 2005 Statement was delivered to the Securityholder Agent. In the event that Parent receives an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2005 Earnout Consideration required under this Section 1.8(b) within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is finally resolved in accordance with this Agreement.

(c) 2006 Earnout.

(i) Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 1.8(f) or otherwise), and subject to the other provisions of this Section 1.8, in the event that the 2006 Earnout Consideration, calculated in accordance with this Section, equals a dollar amount greater than zero, Parent shall (i) deliver to the Exchange Agent (as defined in Section 1.10(a)) ninety percent (90%) of the 2006 Earnout Consideration, as additional consideration to the holders of Company Capital Stock, and (ii) deliver to the Escrow Agent on behalf of the holders of Company Capital Stock ten percent (10%) of the 2006 Earnout Consideration, to be deposited in the Escrow Fund in accordance with, and subject to, the obligations set forth in Article VII hereof. The 2006 Earnout Consideration shall be payable in cash.

(ii) Prior to any delivery of the 2006 Earnout Consideration pursuant to this Section 1.8(c), and within fifteen (15) calendar days following the date that the 2006 Parent Financials first become available to Parent, Parent shall: (i) prepare or cause to be prepared a statement (the “2006 Statement”) setting forth the 2006 Earnout Profit and the 2006 Earnout Consideration, if any, that Parent believes is due in accordance with this Section 1.8(c) together with supporting calculations; and (ii) deliver or cause to be delivered such 2006 Statement to the Securityholder Agent for and on behalf of the holders of Company Capital Stock. In the event that Parent does not receive an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2006 Earnout Consideration required under this Section 1.8(c) on the 16th day following the date that the 2006 Statement was delivered to the Securityholder Agent. In the event that Parent receives an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2006 Earnout Consideration required under this Section 1.8(c) within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is finally resolved in accordance with this Agreement.

(d) 2007 Earnout.

(i) Subject to any right of setoff that Parent may be entitled to exercise (pursuant to Section 1.8(f) or otherwise), and subject to the other provisions of this Section 1.8, in the event that the 2007 Earnout Consideration, calculated in accordance with this Section, equals a dollar amount greater than zero, Parent shall (i) deliver to the Exchange Agent (as defined in Section 1.10(a)) ninety percent (90%) of the 2007 Earnout Consideration, as additional consideration to the holders of Company Capital Stock, and (ii) deliver to the Escrow Agent ten percent (10%) of the 2007 Earnout Consideration, to be deposited on behalf of the holders of Company Capital Stock in the Escrow Fund in accordance with, and subject to, the obligations set forth in Article VII hereof. The 2007 Earnout Consideration shall be payable in cash.

(ii) Prior to any delivery of the 2007 Earnout Consideration pursuant to this Section 1.8(d), and within fifteen (15) calendar days following the date that the 2007 Parent Financials first become available to Parent, Parent shall: (i) prepare or cause to be prepared a statement (the “2007 Statement”) setting forth the 2007 Earnout Profit and the 2005 Earnout Consideration, if any, that Parent believes is due in accordance with this Section 1.8(d) together with supporting calculations; and (ii) deliver or cause to be delivered such 2007 Statement to the Securityholder Agent for and on behalf of the holders of Company Capital Stock. In the event that Parent does not receive an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2007 Earnout Consideration required under this Section 1.8(d) on the 16th day following the date that the 2007 Statement was delivered to the Securityholder Agent. In the event that Parent receives an Initial Objection Notice or a Final Objection Notice from the Securityholder Agent during the Initial Response Period in accordance with Section 1.8(g), then Parent shall make any delivery of 2007 Earnout Consideration required under this Section 1.8(d) within 30 days after the dispute identified in such Initial Objection Notice or a Final Objection Notice, as the case may be, is finally resolved in accordance with this Agreement.

(e) Limitations on Aggregate Post-Closing Payments. Notwithstanding the foregoing, in no event shall the aggregate of the 2005 Earnout Consideration, 2006 Earnout Consideration and 2007 Earnout Consideration, taken as a whole (and including the full U.S. Dollar value of any setoffs made by Parent in respect of payments that would otherwise be due under subsections (b), (c) and (d) above pursuant to Section 1.8(f) or otherwise), exceed $7,150,000.

(f) Right of Parent to Setoff Against Post-Closing Payments. Notwithstanding anything to the contrary contained in this Agreement (and without limiting any other rights or remedies available to Parent):

(i) Parent shall have the right to withhold and deduct any sum that may be owed to it pursuant to Article VII from any amount otherwise payable as a Post-Closing Payment to the Escrow Fund hereunder, and any amount paid net of such withholding or deductions shall be deemed a payment in full satisfaction of Parent’s obligations under this Section 1.8 so long as such payment is otherwise calculated in accordance herewith;

(ii) to the extent any Dissenting Share Costs (as defined in Section 1.9(c)) or Undisclosed Excess Expense Amounts (as defined in Section 5.4) arise, Parent may deduct from either the Escrow Fund or any Post-Closing Payment to the Escrow Fund cash equal to such amounts; and

(iii) Parent shall be entitled, in its sole discretion, to deduct from either the Escrow Fund or any Post-Closing Payment to the Escrow Fund cash equal to the portion of any Post-Closing Payment Fees (as defined below) for which the holders of Company Capital Stock are responsible.

(g) Objections and Dispute Resolution. In the event that the Securityholder Agent objects to the dollar amount of any Post-Closing Payment (or setoff thereto) or any related calculation made by Parent, in each case as set forth in an Earnout Statement, or believes in good faith that it requires further information in order to perform such calculations or determine such amounts, then within 15 days after the delivery to the Securityholder Agent of such Earnout Statement (the “Initial Response Period”), the Securityholder Agent shall deliver to Parent a written notice (an “Initial Objection Notice”): (i) describing in reasonable detail the substance of and basis for the Securityholder Agent’s objections to Parent’s calculation of the amounts set forth in such Earnout Statement, and containing a statement setting forth the revised calculation and amount of the Post-Closing Payment that the Securityholder Agent believes in good faith to be correct; or (ii) requesting additional information from Parent that the Securityholder Agent believes in good faith that it requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably available to Parent and necessary in order to perform such calculations, shall be provided by Parent within 15 days after Parent’s receipt of such request). If the Securityholder Agent does not deliver an Initial Objection Notice to Parent during the Initial Response Period, then Parent’s calculation of the amounts set forth in the Earnout Statement shall be binding and conclusive on all parties hereto. If the Securityholder Agent delivers an Initial Objection Notice to Parent accompanied by a request for additional information from Parent as described above during the Initial Response Period, then the Securityholder Agent shall have an additional 15 days after receiving from Parent the responsive information provided by Parent (the “Final Response Period”) to deliver to Parent a written notice (a “Final Objection Notice”) describing in reasonable detail the substance of and basis for the Securityholder Agent’s objections to Parent’s calculation of the amounts set forth in such Earnout Statement, and containing a statement setting forth the revised calculation and amount of the Post-Closing Payment that the Securityholder Agent believes in good faith to be correct. If the Securityholder Agent has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Parent during the Final Response Period, then Parent’s calculation of the amounts set forth in the Earnout Statement shall be binding and conclusive on all parties hereto. If the Securityholder Agent delivers an Initial Objection Notice or Final Objection Notice, as the case may be, accompanied by a statement setting forth the revised calculation and amount of the Post-Closing Payment that the Securityholder Agent believes in good faith to be correct to Parent during either the

Initial Response Period or the Final Response Period in accordance with this Section 1.8, and if the Securityholder Agent and Parent are unable to agree within 30 days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to Parent, the dispute shall be finally settled by the Accounting Arbitrator. As used herein, the “Accounting Arbitrator” shall mean an accounting firm that is nationally recognized in the United States and is otherwise mutually agreeable to Parent and the Securityholder Agent. In performing its services under this Section 1.8, the Accounting Arbitrator shall (i) act in its capacity as expert and not as an arbitrator, (ii) review only those Post-Closing Payments, set-offs, or related calculations set forth in an Earnout Statement as to which there is a dispute between Securityholder Agent and Parent, (iii) be instructed that the scope of the disputes to be resolved shall be limited to whether the calculation of the relevant Post-Closing Payment, set-off, or related calculations set forth in an Earnout Statement was done in accordance with GAAP (to the extent determinable by the Accounting Arbitrator) or whether there were any mathematical errors in such calculation, and that the Accounting Arbitrator is not to make any other determination, and (iv) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and to provide a written explanation of its decision. In the event that either the Securityholder Agent or Parent submits any dispute under the process set forth in this Section 1.8, each such party may submit written materials to the Accounting Arbitrator, with a concurrent copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by the Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the thirty (30) day period for it to reach its conclusions and to provide a written explanation of its decision. The determination by the Accounting Arbitrator of the disputed amounts and the Post-Closing Payments, if any, shall be conclusive and binding on all parties hereto. Parent and the former holders of Company Capital Stock shall each bear and pay 50% of the fees and other expenses of the Accounting Arbitrator (the “Post-Closing Payment Fees”); provided, however, that that if the Accounting Arbitrator’s computation of any given Post-Closing Payment hereunder is more than 125% of the amount originally calculated by Parent, then Parent shall bear all of the Post-Closing Payment Fees incurred with respect to the dispute as to that amount only; and provided, further, that if the Accounting Arbitrator’s computation of any such Post-Closing Payment is less than 75% of the amount originally calculated by the Securityholder Agent, then the former holders of Company Capital Stock shall bear all of the Post-Closing Payment Fees incurred with respect to the dispute as to that amount only.

(h) Rights to Post-Closing Payments Not Transferable. No rights or interest of any holder of Company Capital Stock under this Section 1.8 may be assigned, transferred or otherwise disposed of, in whole or in part, other than pursuant to the laws of descent and distribution or by will, or, in the case of the Principal Stockholder only, to (i) a successor-in-interest by (A) the acquisition of the Principal Stockholder or its outstanding capital stock by means of a merger, reorganization or similar transaction in which the holders of the Principal Stockholder’s capital stock immediately prior to such merger or transaction fail to hold a majority of the Principal Stockholder’s capital stock immediately following such merger or other transaction, or (B) a sale of all or substantially all of the assets of the Principal Stockholder; or (ii) a single liquidating trust for the benefit of the shareholders of Principal Stockholder upon a dissolution or liquidation of Principal Stockholder.

(i) Access and Confidentiality. At reasonable times during normal business hours and upon reasonable notice provided to Parent, Parent shall permit the Securityholder Agent and/or one Representative designated by the Securityholder Agent who is acceptable to Parent (in Parent’s reasonable discretion) and who has agreed in writing to be bound by the confidentiality restrictions contained in this Section 1.8(i) to examine the financial books and records of Parent, only to the extent necessary for the exercise of the Securityholder Agent’s right to object to Parent’s calculation of the amounts set forth in the Earnout Statements. The Securityholder Agent agrees that it shall hold (and shall cause the Representative referred to in the preceding sentence to hold) all information acquired during such examination in strict confidence and shall use (and shall cause the Representative referred to in the preceding sentence to use) such information only for purposes of making calculations and related objections and arbitrations in accordance with this Section 1.8.

(j) Final Distribution of Escrow Fund. In the event that any Post-Closing Payment required by this Section to be paid into the Escrow Fund becomes due and payable hereunder at a time after the Escrow Fund as a whole has been finally distributed to the holders of Company Capital Stock, such that no Escrow Fund as constituted and maintained in accordance with Article VII hereof remains in existence, then rather than ten percent (10%) of such Post-Closing Payment being paid to the Escrow Fund, (subject to any permitted right of setoff) the entire Post-Closing Payment shall be paid to the Exchange Agent for payment directly to the holders of Company Capital Stock in accordance with this Section.

1.9 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Sections 1.7 and 1.8, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands dissenter’s rights with respect to such shares under the California Code shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as pursuant to Sections 1.7 and 1.8, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands of dissenter’s rights with regard to any shares of Company Capital Stock, withdrawals of such demands, and any other related instruments served pursuant to the California Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under the California Code. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter’s rights with regard to Company Capital Stock or offer to settle or settle any such demands.

Notwithstanding the foregoing, to the extent that Parent or the Company is required by California Law to make any payment in respect of the Dissenting Shares in excess of the value such shares would otherwise be entitled to receive pursuant to the terms of this Agreement or incurs any other reasonable out-of-pocket costs or expenses (including, without limitation, legal expenses) in respect of the Dissenting Shares (collectively, the “Dissenting Share Costs”), Parent shall be entitled to recover from the Escrow Fund under the terms of Article VII the amount of the Dissenting Share Costs.

1.10 Surrender of Certificates.

(a) Exchange Agent. The duly appointed and acting Corporate Secretary of Parent shall act as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. Promptly after the Effective Time, (i) Parent shall make available to the Exchange Agent for exchange in accordance with this Article I an aggregate amount of cash equal to the Merger Consideration, and (ii) Parent, on behalf of the holders of Company Capital Stock, shall make available to the Escrow Agent (as defined in Section 7.2(a)) an aggregate amount of cash equal to the Escrow Amount in accordance with, and subject to, the obligations set forth in Article VII. The portion of the Escrow Amount deemed contributed on behalf of each holder of Company Capital Stock shall be equal to the Aggregate Per Shareholder Escrow Amount (as defined in Section 7.2(a) hereof) for such holder.

(c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive cash pursuant to Sections 1.7 and 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Securityholder Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor: (x) the amount of cash to which such holder is entitled under Section 1.7 in respect of the shares of Company Capital Stock represented by such Certificate, less the amount of cash deemed to be deposited in the Escrow Fund on such holder’s behalf pursuant to Article VII hereof in respect of the shares of Company Capital Stock represented by such Certificate, plus (z) the amount of cash, if any, to which such holder shall become entitled prior to the date of such surrender under Section 1.8 in respect of the shares of Company Capital Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable cash amount specified above, without interest.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11 No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.12 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such cash, if any, as may be required pursuant to Sections 1.7 and 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.13 Required Withholding. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code (as defined in Section 2.10 below) or under any provision of state, local or foreign tax law. To the extent such amounts so deducted or withheld are paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person (as defined in Section 2.9 hereof) to whom such amounts would otherwise have been paid.

1.14 Tax and Accounting Consequences. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL

STOCKHOLDER

The Company and the Principal Stockholder, jointly and severally, represent and warrant to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Effective Time, as though made at the Effective Time:

2.1 Organization. Each of the Company and the Principal Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except for such failures to be so duly qualified or licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect on the Company” shall mean any change, effect or circumstance that (i) is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or other) or results of operations of the Company, (ii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) would reasonably be expected to materially impair the ability of Parent to operate the business of the Company immediately after the Closing. Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors. Each of the Company and the Principal Stockholder has full corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted, and to own and use the properties owned and used by it. Schedule 2.1 lists the directors and officers of the Company as of the date of this Agreement. The Company has delivered to Parent a true and correct copy of its Articles of Incorporation and Bylaws, each as amended through the date hereof and as are in full force and effect as of the date hereof.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 10,010,000 shares of which are issued and outstanding, and 15,000,000 shares of Company Preferred Stock, 12,000,000 of which have been designated Series A Preferred Stock, and no shares of which are issued and outstanding. All shares of Company Preferred Stock which were issued and outstanding prior to the date of this Agreement have been converted to a like number of shares of Company Common Stock pursuant to a written election of the Principal Stockholder, as sole holder thereof, effective as of December 6, 2004. The Company Capital Stock is held of record as of the date of this Agreement by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a)(i). All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to nor issued in violation of any preemptive rights created by, statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the outstanding shares of Company Capital Stock (including options and other rights to acquire shares of Company Capital Stock) have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. There are no undeclared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) The Company has reserved 3,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which, as of the date of this Agreement, 2,085,700 shares are subject to outstanding, unexercised Company Options and 904,300 shares remain available for future grant. The Company has reserved no shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent to which such option is vested to date. The Company has no outstanding Company Warrants. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as set forth on Schedule 2.2(b) and as contemplated hereby, there are no voting trusts, proxies, or other understandings with respect to the voting stock of the Company. Except for the Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such Company Options or other similar rights will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the sole record and beneficial owner of all Company Capital Stock and all rights to acquire or receive Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding. The Option Exercise Price Amount as listed on the Statement of Expenses shall be true and correct in all respects as of the Effective Time.

2.3 Subsidiaries. The Company does not have any Subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. As used in this Agreement, “Subsidiary” means any Person or Persons (as defined in Section 2.9 hereof) in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially own at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person.

2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company (in the case of the Company only), each of the Company and the Principal Stockholder has all requisite corporate power and authority to enter into this Agreement and any other agreement or instrument executed by the Company pursuant to this Agreement, including, without limitation, the Transition Services Agreement, the IP Assignment Agreement and the Supply Agreements (each a “Related Agreement”), and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company and the Principal Stockholder, and no further action is required on the part of the Company or the Principal Stockholder to authorize the Agreement and the Related Agreements and the Merger and the other transactions contemplated hereby and thereby, subject only (in the case of the Company) to the adoption of this Agreement and the approval of the Merger by the shareholders of the Company. This Agreement, the Related Agreements and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements have been duly executed and delivered by the Company and the Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and the Principal Stockholder, enforceable against each of them in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Conflict. Subject only (in the case of the Company) to the requisite approval of the Merger and this Agreement by the shareholders of the Company, the execution and delivery by the Company and the Principal Stockholder of this Agreement and any Related Agreement, the performance by the Company and the Principal Stockholder of their respective obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation, Bylaws or charter documents of the Company or the Principal Stockholder, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and, collectively, the “Contracts”) to which the Company or the Principal Stockholder or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Principal Stockholder or any of their respective properties (whether tangible or intangible) or assets. The Company is in compliance with, and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, and the Company is not aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company or the Principal Stockholder is any party obligated to the Company pursuant to any such Contract subject to any default thereunder. As used in this Agreement, “Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of James Wang, Don Alfson, Paul Knapp and Richard Bay-Ramyon, (b) with respect to the Principal Stockholder, the actual knowledge of Paul Minton, and (c) with respect to Parent, the actual knowledge of Robert Van Buskirk, Thomas Scannell, Jerry Quinnell and Susan Krause, in each of (a), (b) and (c) after careful consideration by each such person of the matters set forth in the representation that is so qualified. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company or the Principal Stockholder in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or the Principal Stockholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California, and (ii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.6. As used in this Agreement, “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of Company Capital Stock necessary to duly adopt this Agreement and to duly approve the Merger (the “Company Shareholder Approval”). The Company Shareholder Consents delivered by the holders of Company Capital Stock immediately following the execution of this Agreement are sufficient for the Company Shareholder Approval.

2.7 Financial Statements. Schedule 2.7 sets forth the following financial statements (collectively the “Company Financials”): (i) the unaudited consolidated balance sheet and related consolidated statements of income and cash flows as of and for the fiscal years ended March 31, 2002, March 31, 2003 and March 31, 2004 for the Company; and (ii) an unaudited consolidated balance sheet at September 30, 2004 and related statements of income and cash flows as of and for the six (6) months then ended for the Company (collectively the “Most Recent Financial Statements”). The unaudited consolidated balance sheet of the Company at September 30, 2004 is hereinafter referred to as the “Current Balance Sheet”. The Company Financials (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, except that the Most Recent Financial Statements do not contain footnotes and are subject to normal year end adjustments which will not be material, individually or in the aggregate. As used in this Agreement, “GAAP” shall mean United States generally accepted accounting principles consistently applied.

2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, or other, other than those that, (a) have been reflected in the Current Balance Sheet, or (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet and that are not, individually or in the aggregate, material to the Company.

2.9 No Changes. Except as set forth in Schedule 2.9, since September 30, 2004, there has not been, occurred or arisen any:

(a) commitment or transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the Articles of Incorporation, Bylaws or other organizational documents, as the case may be, of the Company;

(c) changes in the Company’s authorized capital structure;

(d) capital expenditures or capital commitments by the Company exceeding $50,000 in the aggregate;

(e) payment, discharge or satisfaction by the Company, in any amount in excess of $25,000 in any one case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(f) destruction of, damage to or loss of any material assets (whether tangible or intangible and whether or not covered by insurance), or the loss of any business by the Company in excess of $50,000 in the aggregate;

(g) claim of wrongful discharge or other unlawful labor practice or action asserted against the Company;

(h) revaluation by the Company of any of their respective assets (whether tangible or intangible);

(i) event or condition that has had or could be reasonably expected to have a Material Adverse Effect on the Company;

(j) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(k) change in any material election with respect to Taxes (as defined in Section 2.10 below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock, or any split, combination or reclassification in respect of any Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Capital Stock, or any direct or indirect redemption, repurchase or other acquisition by the Company of any of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the Option Plan;

(m) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person (as defined below) except as otherwise contemplated by this Agreement;

(n) termination, extension, amendment or modification of the terms of any material Contract to which the Company is a party or by which it or any of its assets is bound other than in the ordinary course of business consistent with past practices;

(o) sale, lease, license or other disposition of any of the material assets (tangible or intangible) or material properties of the Company;

(p) loan by the Company to or capital investment in any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity (each a “Person”), incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing by the Company of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(q) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company other than in the ordinary course of business consistent with past practices;

(r) commencement or settlement of any lawsuit by the Company, or commencement, settlement, notice or, to the Knowledge of the Company or the Principal Stockholder, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

(s) receipt of notice of any claim or potential claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.13 below) or of infringement by the Company of any third party’s Intellectual Property Rights or Technology (each as defined in Section 2.13 below);

(t) issuance or sale, or entry into a contract or agreement to issue or sell, by the Company of any of shares of Company Capital Stock or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, except for grants of Company Options under the Option Plan in the ordinary course of business consistent with past practices, and issuances of Company Capital Stock upon the exercise of Company Options;

(u) (i) transfer or license to or from any Person any Technology or Intellectual Property Rights (including any Company Intellectual Property) or entry into or amendment of any agreement with any Person regarding any Technology or Intellectual Property Rights (including any Company Intellectual Property), other than the entry into (but not the amendment of) (A) implied licenses of the Company’s products to purchasers of the Company’s products in the ordinary course of business consistent with past practices and (B) licenses of embedded software, which is embedded in the Company’s products, to purchasers of the Company’s products in the ordinary course of business consistent with past practices, (ii) agreement with respect to the development of any Technology with a third party or amendment of any such agreement, or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;

(v) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or services of the Company or Company Intellectual Property;

(w) failure to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith; or

(x) agreement by the Company or any officer or employee on behalf of the Company to do any of the things described in the preceding clauses (a) through (w).

2.10 Taxes and Tax Returns and Reports.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10 as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company has prepared and timely filed or caused to be prepared and filed when due all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law.

(ii) The Company: (A) has paid all Taxes it is required to pay and (B) has withheld and/or paid with respect to its employees all other Taxes required to be withheld and/or paid.

(iii) (A) The Company has not been delinquent in the payment of any Tax, (B) nor is there any Tax deficiency outstanding, assessed or proposed against the Company, and (C) nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) As of the date of the Current Balance Sheet, the Company has no liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has provided Parent copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods within and including the five (5) year period preceding the date of this Agreement.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

(viii) The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(ix) None of the Company’s assets is treated as “tax-exempt use property,” within he meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

(x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(xi) The Company has not (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) incurred any liability for the Taxes of any person (other than Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xii) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company or the Principal Stockholder, informally by any Taxing authority to the Company or any representative thereof.

(xiv) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xv) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xvi) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government applicable to the Company and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(xvii) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. The Company is not liable for any tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(xviii) The Disclosure Schedule sets forth the following information with respect to the Company: (a) the basis of the Company in its assets; (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (c) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(xix) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law), (b) installment sale or open transaction disposition or (c) prepaid amount.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which Principal Stockholder or the Company is a party, including the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, or 404 of the Code.

2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Knowledge of the Company or the Principal Stockholder, otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products, or from providing services to, customers or potential customers, or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Schedule 2.12(a) sets forth the address of any real property currently or formerly owned by the Company (“Owned Real Property”), designating whether such property is currently or formerly owned, and the date of acquisition and, if applicable, the date of disposition of such real property.

(b) Schedule 2.12(b) sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Company’s business excluding the Owned Real Property (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease.

(c) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the real property or to which the Company is bound other than those identified in Schedule 2.12(b). All Lease Agreements are in full force and effect, are valid and enforceable in accordance with their respective terms and there is not any existing default or event of default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time, or both, could constitute a default under any such Lease Agreement. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted.

(d) Except as otherwise described in Schedule 2.12(d): (i) to the Knowledge of the Company and the Principal Stockholder, there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Leased Real Property or the Owned Real Property (collectively, the “Real Property”) as could, either individually or in the aggregate, have a material and adverse impact on the use, development, occupancy or operation thereof, (ii) to the Knowledge of the Company and the Principal Stockholder, there are no natural or artificial conditions upon the Owned Real Property or any other facts or conditions which could, in the aggregate, have a material and adverse impact on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of the Owned Real Property, (iii) the Company has not received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of the Real Property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any Real Property requesting the performance of any repairs, alterations or other work with which compliance has not been made, (iv) there are no parties in possession of any portion of any Real Property, whether as tenants, trespassers or otherwise, except the Company, (v) there are no service, operating or management agreements or arrangements regarding the operation of the Owned Real Property that cannot be terminated on thirty (30) days’ notice without penalty or surcharge, (vi) there currently exists water, sewer, gas, electrical, telephone and telecommunication lines and surface drainage systems serving the Owned Real Property which have been licensed, permitted, completed, installed and paid for and which are sufficient as licensed and permitted to service the operations of each such Owned Real Property when fully occupied and operational, (vii) each Owned Real Property has adequate direct access to and from completed, dedicated and accepted public roads and there are no pending or (to the Knowledge of the Company or the Principal Stockholder) threatened actions or proceedings which could impair or curtail such access, and (viii) there are no pending, or, to the Knowledge of the Company or the Principal Stockholder, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any assessment against any Real Property

(e) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(f) Schedule 2.12(f) lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Technology” shall mean any or all of the following: (i) material works of authorship, including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and sites, and (vi) tools, methods and processes.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights arising from or associated with (i) patents and patent applications, and divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) rights in trade and industrial secrets and confidential information, (iv) trademark, trade name and service mark rights, and (v) analogous rights to those set forth above.

“Company Intellectual Property” shall mean any Technology and Intellectual Property Rights (including Registered Intellectual Property) that are owned by or exclusively licensed to the Company.

“Registered Intellectual Property” shall mean any Technology and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.

(b) Disclosure of Registered Intellectual Property. Schedule 2.13(b): (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”), and (ii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) with respect to any of the Company Registered Intellectual Property.

(c) No Liens. Each item of Company Intellectual Property is free and clear of any Liens.

(d) Third Party Technology. Schedule 2.13(d) sets forth all material Technology of a third party or in the public domain, including open source, public source or freeware Intellectual Property (other than end-user software obtained by payment of license and/or maintenance fees of less than $1,000 in the aggregate), or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or bundled with any Technology that is, or was, used by the Company in its business, or incorporated in or used in the development or manufacture of any products of the Company.

(e) Acquired Technology. To the extent that any Technology that has been developed or created independently or jointly by any person other than the Company for which the Company has directly or indirectly paid (the “Acquired Technology”): (i) the Company has a written agreement with such third party or parties with respect thereto, pursuant to which the Company has obtained complete, unencumbered, unrestricted and exclusive ownership of all such Acquired Technology and associated Intellectual Property Rights or has otherwise acquired the same by operation of law, valid assignment or otherwise; (ii) such third parties have not retained and do not have any rights with respect to any such Acquired Technology or associated Intellectual Property Rights; and (iii) to the Knowledge of the Company and the Principal Stockholder, no basis exists for any such third party to challenge or object to this Agreement. Schedule 2.13(e) sets forth all material agreements with respect to the Acquired Technology and associated Intellectual Property Rights.

(f) Exclusive Ownership. The Company has not granted any exclusive license of or exclusive right to use, or transferred any joint ownership in, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person.

(g) Sufficiency. Other than Technology listed on Schedule 2.13(g), agreements with respect to Technology listed on Schedule 2.13(g) and off-the-shelf third party software, to the Knowledge of the Company and the Principal Stockholder, the Company Intellectual Property constitutes all of the Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted or proposed to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of the Company’s products and provision of services (including products or services currently under development).

(h) Disclosure of Intellectual Property Agreements. Schedule 2.13(h) lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, except off-the-shelf third party software obtained by the payment of license and/or maintenance fees of less than $1,000 in the aggregate. No third party who has licensed Technology to the Company has ownership rights or license rights to improvements made by the Company in such Technology.

(i) Disclosure of Indemnity Obligations. Schedule 2.13(i) lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

(j) Non-Infringement. To the Knowledge of the Company and the Principal Stockholder, the operation of the business of the Company as it has been conducted, currently is conducted or is currently proposed to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the Company’s products or services (including the Company’s products or services currently under development or currently proposed to be developed) of the Company, does not and will not infringe or misappropriate the Intellectual Property Rights of any third party, violate the rights of any third party (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any notice or written communication from any third party claiming that such operation or any act, product or service (including products or services currently under development or currently proposed to be developed) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Company have Knowledge of any reasonable basis therefor).

(k) Validity. To the Knowledge of the Company and the Principal Stockholder, each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company prior to sixty (60) days after the Closing Date, with respect to the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining any Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(l) Disputes. There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute to the Knowledge of the Company or the Principal Stockholder regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(m) No Springing Rights or Obligations. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation, Merger Sub, or the Company granting to any third-party any new right to any Intellectual Property Rights owned by, or licensed to, the Company, (ii) Parent, the Surviving Corporation, Merger Sub, or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation, Merger Sub, or the Company being obligated to pay any new royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(n) Third Party Infringement. To the Knowledge of the Company or the Principal Stockholder, no person is infringing or misappropriating any Company Intellectual Property.

(o) Effort to Protect Rights. The Company has taken all reasonable steps that are required to protect its rights in its material confidential information and to protect the trade secrets of the Company provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.

(p) No Orders or Decrees. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(q) Privacy and Publicity Rights. To the Knowledge of the Company or the Principal Stockholder, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, an invasion of privacy, a defamatory statement or material, false advertising or otherwise violates any similar law or regulation.

(r) Government and University Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Technology. To the Knowledge of the Company and the Principal Stockholder, notwithstanding any disclosure set forth in the Disclosure Schedule, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Technology. To the Knowledge of the Company and the Principal Stockholder, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(s) Customer Information. The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, non-public customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company possesses any claims or rights with respect to use of the Customer Information.

(t) Maintenance and Support Obligations. The Company is not a party to, or bound by, any agreement, contract, commitment or obligation to provide support with respect to any Company Intellectual Property or product or service that is not terminable by the Company upon one year’s notice.

2.14 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 2.14(a), the Company is not a party to, nor is it bound by:

(i) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company;

(ii) any agreement between the Company and any shareholder of the Company (other than in their capacity as such);

(iii) any agreement containing a “most favored nation” pricing clause granted by the Company;

(iv) any agreement granting an exclusive license to any Company Technology or creating exclusive distribution rights;

(v) any agreement of indemnification or guaranty other than agreements entered into in the ordinary course of business in connection with the sale of goods or services;

(vi) any employment, consulting or sales agreement, contract or commitment with an individual employee, consultant or salesperson, or with a firm or other organization;

(vii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(viii) any fidelity or surety bond or completion bond;

(ix) any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practices;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xiii) any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;

(xiv) any dealer, distribution, joint marketing, joint venture or development agreement, strategic alliance, or any other agreement (noncompete or otherwise) that reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company, or the manufacture, sale, licensing or distribution by the Company of any product, service, Technology or Intellectual Property Right in any manner, or otherwise limiting the freedom of the Company to engage in any line of business or compete with any Person;

(xv) any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor agreement, or other agreement for use or distribution of the Company’s products, technology or services; or

(xvi) any other agreement, contract or commitment that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable by the Company without penalty within thirty (30) days.

(b) The Company has delivered to Parent a correct and complete copy of each written agreement (as amended through the date of this Agreement) listed in Schedule 2.14(a). The Company has not breached, violated or defaulted under, nor received notice that it has breached, violated or defaulted under, nor to the Knowledge of the Company or the Principal Stockholder, has any event occurred that would constitute a breach, violation or default with the lapse of time, the giving of notice, or both, under any of the terms or conditions of any agreement, contract or commitment required to be set forth in Schedule 2.14(a) or Schedule 2.13 (any such agreement, contract or commitment, a “Listed Contract”). Each Listed Contract is in full force and effect and is not subject to any default thereunder of which the Company has Knowledge by any party obligated to the Company pursuant thereto.

2.15 Interested Party Transactions. To the Company’s or the Principal Stockholder’s Knowledge, no officer, director of the Company, or to the Company’s or the Principal Stockholder’s Knowledge no shareholder of the Company (nor any affiliate of any of the foregoing), has, directly or indirectly, (i) an economic interest in any entity which furnished or sold or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract set forth in Schedule 2.14(a); provided, however, that in the case of a publicly traded corporation, ownership of no more than one percent (1%) of the outstanding voting stock of such corporation, or, in the case of an entity which is not a publicly traded corporation, ownership of no more than ten percent (10%) of the outstanding voting stock of such other entity shall not be deemed an “economic interest in any entity” for purposes of this Section 2.15. Other than this Agreement and the Related Agreements, there are no agreements, contracts, or commitments with regard to contribution or indemnification between the Company and any shareholder of the Company or, to the Knowledge of the Company or the Principal Stockholder, among any of the shareholders of the Company.

2.16 Compliance with Laws. The Company is in compliance in all material respects with, and has not received any notices of violation with respect to, any Legal Requirement which is operative as of the date of this Agreement, and to the Company’s or the Principal Stockholder’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company by any Governmental Entity alleging any failure to so comply. As used in this Agreement, “Legal Requirement” shall mean any requirement, prohibition or obligation under any judgment, order, decree, statute, law, ordinance, code, treaty, rule or regulation enacted by a Governmental Entity and applicable to the Company or its properties or assets. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary or appropriate for the operations of the Company as they are currently conducted and currently proposed to be conducted.

2.17 Litigation; Proceedings. There is no action, suit, claim or proceeding of any nature pending or to the Company’s or the Principal Stockholder’s Knowledge threatened against the Company, any of its assets or properties (tangible or intangible) or any of its officers or directors, in their respective capacities as such, nor to the Knowledge of the Company or the Principal

Stockholder is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company or the Principal Stockholder, threatened against the Company or any of its assets or properties (tangible or intangible) or against any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company or the Principal Stockholder is there any reasonable basis therefor. Schedule 2.17 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has challenged or questioned in a writing delivered to the Company or otherwise brought to the attention of the Company the legal right of the Company to conduct its operations as presently conducted or as presently contemplated to be conducted.

2.18 Insurance. The Company has delivered or made available to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any of its employees) is a party, a named insured, or otherwise the beneficiary of coverage. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its affiliates, there is no claim by the Company or any of its affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19 Minute Books. The minute books of the Company made available to counsel for Parent contain a reasonably accurate summary of each meeting of directors (or committees thereof) or stockholders of the Company and actions by written consent of the directors or stockholders of the Company between the time of incorporation of the Company and the date hereof.

2.20 Environmental Matters.

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) to the Knowledge of the Company or the Principal Stockholder, released, in a manner that could subject the Company to any liability, any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased (collectively, “Company Facilities”), except as would not be reasonably likely to result in material liability to the Company.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any Legal Requirement promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except as would not be reasonably likely to result in material liability to the Company.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted which Environmental Permits are listed on Schedule 2.20(c). All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit that is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing at no cost to Parent.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or the Principal Stockholder threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or with respect to any Company Facilities. The Company has no Knowledge of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(e) Disposal Sites. With respect to Hazardous Materials disposed of by the Company, the Company has transferred or released Hazardous Materials only to those landfills, disposal sites, disposal agents, waste haulers or recyclers of Hazardous Materials set forth on Schedule 2.20(e) (each, a “Disposal Site”), and, to the Knowledge of the Company or the Principal Stockholder, no action, proceeding, liability or claim exists or is threatened against any Disposal Site or against the Company with respect to any transfer or release of Hazardous Materials to a Disposal Site.

(f) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Company Facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.21 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22 Employee Matters and Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “Company Employee Plan” shall refer to any Employee Plan maintained solely by Company or from which Parent or its Subsidiaries may assume liabilities or from which an employee benefit plan sponsored by Parent may receive a transfer of assets.

(iv) “Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, Principal Stockholder or any ERISA Affiliate for the benefit of any “Employee” or with respect to which the Company has or may have any liability or obligation;

(v) “DOL” shall meant the Department of Labor;

(vi) “Employee” shall mean any current, former, or retired employee, consultant, or director of the Company;

(vii) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract or understanding between the Company or any ERISA Affiliate and any Employee;

(viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(x) “International Employee Plan” shall mean each Company Employee Plan for the benefit of Employees who perform services outside the United States;

(xi) “IRS” shall mean the Internal Revenue Service;

(xii) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan”, as defined in Section 3(37) of ERISA; and

(xiii) “Pension Plan” shall refer to each Company Employee Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA.

(b) Schedule 2.22(b) contains a list separately of each Employee Plan, Company Employee Plan, International Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

(c) Documents. The Company has provided to Parent correct and complete copies of: (i) each Company Employee Plan, International Employee Plan, and each Employee Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination opinion, notification and advisory letters, all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all general communications material to all Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. Except as set forth on Schedule 2.22(d), (i) the Company and the Principal Stockholder have performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan or has been established under a standardized prototype plan for which an IRS opinion letter has been issued to the plan sponsor and is valid as to the adopting employer; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company or the Principal Stockholder, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, or any ERISA Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or the Principal Stockholder, or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) Pension Plans. There are no, nor have there ever been any, Employee Plans subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer and Multiple Employer Plans. At no time has either the Company, the Principal Stockholder or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. Except as set forth in Schedule 2.22(g), no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance,

medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Employment Matters. The Company (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of the Company, any threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(k) Labor. No work stoppage or labor strike against the Company is pending, or, to the Knowledge of the Company or the Principal Stockholder, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company or the Principal Stockholder, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. To the Knowledge of the Company and the Principal Stockholder, the Company has never engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

2.23 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the Principal Stockholder on the date hereof and as of the Effective Time:

3.1 Organization of Parent and Merger Sub. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except for such failures to be so duly qualified or licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect on Parent. As used in this Agreement, “Material Adverse Effect on Parent” shall mean any change, effect or circumstance that (i) is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or other) or results of operations of the Parent and its Subsidiaries taken as a whole or (ii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby, provided, however, that a reduction in the trading price or volume of Parent’s Common Stock, occurring at any time or from time to time, shall not constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect on Parent. Parent has full corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted, and to own and use the properties owned and used by it.

3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize the Agreement and the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent or Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.3 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.4 No Conflict; Consents. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby, will not result in a Conflict with (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which either Parent or Merger Sub or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either Parent or Merger Sub or any of its properties (whether tangible or intangible) or assets, in each case except where the Conflict would not materially and adversely affect the ability of Parent to consummate the Merger or to perform its obligations hereunder. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with Parent or Merger Sub (so as not to trigger any Conflict), is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and related officer’s certificates with the Secretary of State of the State of California, (ii) such other consents, waivers, authorizations, filings, approvals and registrations as have already been obtained, and (iii) any of the above-listed items which if not performed or obtained would not materially and adversely affect the ability of Parent to consummate the Merger or to perform its obligations hereunder.

3.5 Financing. Parent has available cash resources and financing in an amount sufficient to consummate the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement and (ii) the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving the Company or its business. Except as set forth in Schedule 4.1 or as expressly required by this Agreement, the Company shall not, and the Principal Stockholder shall not cause the Company to, without the prior written consent of Parent:

(a) enter into any commitment or transaction not in the ordinary course of business as conducted on the date of this Agreement and consistent with past practices;

(b) transfer or license to or from any Person any Technology or Intellectual Property Rights (including any Company Intellectual Property) or enter into or amend any agreement with any Person regarding any Technology or Intellectual Property Rights (including any Company Intellectual Property) other than the entry into (but not the amendment of) (i) implied licenses of the Company’s products to purchasers of the Company’s products in the ordinary course of business consistent with past practices and (ii) licenses of embedded software, which is embedded in the Company’s products, to purchasers of the Company’s products in the ordinary course of business consistent with past practices;

(c) enter into or amend any agreement pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(e) commence or settle any litigation;

(f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

(g) except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) cause or permit any amendments to its Articles of Incorporation or Bylaws or changes to its capital structure, other than the conversion of all outstanding Company Preferred Stock to Company Common Stock as contemplated by this Agreement;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

(j) sell, lease, license or otherwise dispose of any of its properties or assets, other than immaterial dispositions in the ordinary course of business consistent with past practices;

(k) grant any loan to any Person, purchase any debt securities of another, amend the terms of any outstanding indebtedness or any agreement related thereto, forgive any outstanding indebtedness, incur any indebtedness for borrowed money or guarantee any indebtedness of the Company or any other Person, or issue or sell any debt securities of the Company;

(l) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof;

(m) adopt, terminate or amend any employee benefit plan or related insurance policy or program, hire or terminate any director, officer, employee or consultant other than a termination for cause, encourage any director, officer, employee or consultant to resign, enter into or amend any employment or consulting contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to or increase the salary or wage rate of director, officer, employee or consultant;

(n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(o) pay, discharge or satisfy, in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financials (or the notes thereto) or Third Party Expenses (as defined below) set forth in the Statement of Expenses (as defined below);

(p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) enter into any dealer, distribution, joint marketing, joint venture or development agreement, strategic alliance, or any other agreement (noncompete or otherwise) that reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company, or the manufacture, sale, licensing or distribution by the Company of any product, service, Technology or Intellectual Property Right in any manner, or otherwise limiting the freedom of the Company to engage in any line of business or compete with any Person;

(r) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(s) knowingly waive or enter into a binding commitment to waive any rights with a value in excess of $10,000 in the aggregate;

(t) enter into any contract or transaction in which any director or officer of the Company or any member of their immediate family has an interest; or

(u) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (t) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

In addition, the Principal Stockholder shall not, without the prior written consent of Parent, take any of the actions described in Section 4.1(b), (m) or (q).

4.2 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1 hereof, the Company and the Principal Stockholder shall not, nor shall the Company or the Principal Stockholder authorize or permit any of their respective directors, officers, employees, investment bankers, affiliates, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, affiliates, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Capital Stock; or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

(b) In the event an officer or director of the Company or the Principal Stockholder shall receive, or shall become aware that any of their Representatives or stockholders has received, directly or indirectly, any Acquisition Proposal, or any request for disclosure or access that would be prohibited pursuant to clause (ii) above, such officer or director shall promptly (and in any event within 24 hours) inform Parent as to any such Acquisition Proposal or request and shall cooperate with Parent by furnishing any information Parent may reasonably request (including the identity of the proposing or requesting party). It is understood that any violation of the restrictions set forth above by any Company or Principal Stockholder Representative shall be deemed to be a breach of this Agreement by the Company or the Principal Stockholder, as applicable.

(c) For purposes of this Section 4.2, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any inquiry or proposal for the issuance by the Company of any of its equity securities or (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, any of the equity securities or consolidated total assets of the Company, in each case other than the Merger contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Shareholder Consent.

(a) The Company shall take all action necessary in accordance with this Agreement, California Law, its Articles of Incorporation and its Bylaws to secure the Company Shareholder Approval pursuant to the Company Shareholder Consent. The Company’s obligation to secure the Company Shareholder Approval in accordance with this Section shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

(b) (i) The Company’s Board of Directors shall unanimously recommend that the holders of Company Capital Stock vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Shareholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s shareholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has recommended that the holders of Company Capital Stock vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Company Shareholder Consent, shall be subject to prior review and approval by Parent, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company’s Board of Directors that the holders of Company Capital Stock vote in favor of the approval of the Merger and adoption of this Agreement.

(c) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and make such filings, if any, as are required under, and agree to take all actions necessary to comply with, applicable federal and state securities laws relating to the transactions contemplated by this Agreement.

5.2 Access to Information. Subject to any applicable contractual confidentiality obligations (which the Company shall use its commercially reasonable efforts to cause to be waived) the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the earlier of the termination of this Agreement or the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, Parent and its agents, contractors and representatives shall have the right and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as Parent deems reasonably necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. The Company shall cooperate reasonably with Parent in completing such inspections and evaluations. Parent’s exercise of its right to inspect such properties, or Parent’s election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent’s rights or remedies contained in this Agreement, including, without limitation, Parent’s right to rely on the Company’s representations and warranties made herein.

5.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the letter agreement regarding mutual nondisclosure obligations between Parent and the Company dated as of November 18, 2004.

5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”), incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that to the extent the fees and expenses (including Third Party Expenses) listed on the Statement of Expenses exceed $500,000 in the aggregate, the Merger Consideration shall be reduced dollar-for-dollar as provided in Section 1.7 hereof. As used herein, “Statement of Expenses” shall mean a written statement of all fees and expenses (including Third Party Expenses) incurred by the Company in connection with the Merger, including an estimate of any such expenses yet to be incurred or invoiced, in form reasonably satisfactory to Parent and accompanied by a certificate signed by the Chief Financial Officer of the Company stating that the calculation contained therein is true and correct as of the Effective Time, which shall be delivered to Parent’s Chief Financial Officer at the Closing (and a draft of which shall be delivered to Parent’s Chief Financial Officer three (3) business days prior to the Closing Date), and which shall include copies of any invoices or other supporting documents referred to therein. Any fees and expenses (including Third Party Expenses) incurred by the Company in connection with the Merger and not reflected in full on the Statement of Expenses (collectively the “Undisclosed Excess Expense Amount”) shall be paid to the Parent from the Escrow Fund (as defined in Section 7.2 hereof) or, at Parent’s option, by setoff against any Post-Closing Payment otherwise due under this Agreement. The Option Exercise Price Amount and the detail of the Company’s calculation thereof shall also be listed on the Statement of Expenses, and copies of the underlying exercise paperwork, canceled checks and bank deposit records supporting such figure shall be attached thereto, all in form reasonably satisfactory to Parent.

5.5 Public Disclosure. Upon execution and delivery of this Agreement by the parties hereto, Parent shall prepare an announcement describing the Merger for public release by Parent and the Company. Except as aforesaid, unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

5.6 Consents. The Company and the Principal Stockholder shall each use its commercially reasonable efforts to obtain all such consents, amendments, waivers and approvals under any of the Listed Contracts as may be required in connection with the Merger (all of such consents, amendments, waivers and approvals are set forth in Schedule 2.6 of the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder, in each case no later than five (5) business days following the date of this Agreement. It is understood that this obligation shall continue following such five (5) business day period, up through and until the date that this Agreement terminates by its terms.

5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock.

5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent and Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time except as contemplated by this Agreement (including the Disclosure Schedule) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.10 Additional Documents and Further Assurances. The Company, at the reasonable request of Parent, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.11 Financial Statements. From and after the date of this Agreement, the Company and Principal Stockholder shall prepare financial statements of the Company, including without limitation, a balance sheet of the Company as of the Closing Date (which financial statements shall be audited by their respective auditors to the extent requested by Parent), and shall reasonably cooperate with and assist Parent in the preparation of financial statements of Parent and the Company (collectively, the “SEC Financial Statements”), sufficient for the requirements of the U.S. Securities and Exchange Commission to enable Parent to timely comply with its reporting obligations under the U.S. federal securities laws following the Effective Time.

5.12 No Parent Liability for Employee Plans. Company and the Principal Stockholder acknowledge and agree that: (a) any obligation or liability of the Company to the Principal Stockholder related to the participation of any Employees in any Employee Plan offered or sponsored by the Principal Stockholder (including, without limitation, the California Eastern Laboratories Employee Stock Ownership Plan and related Employee Stock Ownership Trust Agreement and the California Eastern Laboratories Sponsored 401(k) Plan) (the “Principal Stockholder Employee Plans”) has been satisfied in full prior to the Effective Time, (b) neither Parent nor any of its Subsidiaries shall assume or become liable for any obligation related to the Principal Stockholder Employee Plans (including but not limited to any insurance premiums or contributions to any Principal Stockholder Employee Plan) and Principal Stockholder shall retain any and all of such obligations, and (c) neither Parent nor any of its Subsidiaries shall have liability (including, without limitation, Tax-related liability) to any Employee relating to the Principal Stockholder Employee Plans, or the termination of any Employee’s participation therein, and Principal Stockholder shall retain any and all such liabilities with respect to the Principal Stockholder Employee Plans.

5.13 Company Option Exercises. In the event any holder of a Company Option exercised such Company Option prior to October 1, 2004 by delivery to the Company of a promissory note for all or part of such Company Option’s exercise price, the Company shall only accept such promissory note if, by its terms, it (A) provides the lender with full recourse against such holder, (B) provides the lender (and Parent explicitly) a right to offset any payments that would otherwise be due to such holder (under this Agreement or otherwise) against any amount due under the note, and (C) becomes due and payable in full upon the Closing. In the event any holder of a Company Option exercised such Company Option after October 1, 2004 by delivery to the Company of a promissory note for all or part of such Company Option’s exercise price, the Company shall ensure that such promissory note is repaid in full and canceled on or prior to the Effective Time.

5.14 Principal Stockholder Quitclaim and Release. Principal Stockholder hereby quitclaims to the Surviving Corporation all of its right, title and interest in and to, and renounces any lien or other interest in, all equipment and other property (tangible or intangible) or assets located within the offices of the Company (or located on the premises of any subcontractor of the Company by reason of any consignment thereof) as of the Effective Time or otherwise listed as an asset of the Company on the books and records or financial statements of the Company as of the date hereof or as of the Effective Time (the “Company Assets”). Principal Stockholder, on its own behalf, and on behalf of its shareholders, debtholders, agents, successors and assigns, hereby fully and forever releases the Parent, the Company, the Surviving Corporation and their respective officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action related to the Company Assets, Taxes and the Employee Plans, whether presently known or unknown, suspected or unsuspected, that Principal Stockholder may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Time including, without limitation, any claims of or for ownership, fraudulent transfer, property rights, or reimbursement related to the Company Assets, Taxes and the Employee Plans. It is agreed that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations specifically and expressly created and incurred by Parent or the Surviving Corporation under this Agreement. Principal Stockholder represents that it is not aware of any actual or potential claim by it other than the claims that are released by this Agreement, and acknowledges that it has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Principal Stockholder, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.

5.15 Cooperation Regarding Benefits Claims. To the extent that employee benefit claims arising prior to the Effective Time are made to Parent or the Surviving Corporation by former Company employees following the Effective Time, the Principal Stockholder agrees to cooperate in good faith with Parent and the Surviving Corporation to address such claims, and agrees that any such claim which proves valid or otherwise payable shall be the responsibility of Principal Stockholder, and not of Parent or the Surviving Corporation.

5.16 Insurance and Insurance Claims. To the extent that Parent becomes aware of claims relating to the Company or its business arising prior to the Effective Time that may be eligible for coverage under any insurance policy of the Principal Stockholder following the Effective Time, the Principal Stockholder agrees to cooperate in good faith with Parent and the Surviving Corporation to address such claims, and to use commercially reasonable efforts to arrange for the payment of such claims in full by the applicable insurer. Without Parent’s prior written consent, the Principal Stockholder shall not alter, amend or terminate any policy of insurance coverage prior to the Effective Time that may result in a detriment to the Company, the Surviving Corporation or Parent.

5.17 Tax Matters.

(a) Responsibility for Certain Taxes. Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, the Principal Stockholder shall indemnify and hold the Parent Indemnified Parties (as defined in Section 7.2(a), and including the Surviving Corporation) harmless against any and all liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, as well as related Losses (as defined in Section 7.2(a)) (A) for any Taxes (as defined in Section 2.10) imposed on the Company (including any Taxes attributable to the Section 338(h)(10) Elections (as defined in Section 5.17(f))) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”), including, with respect to any Tax period that includes (but does not end on) the Closing Date, any property Taxes imposed on the Company that are allocable on a per diem basis to the portion of such period ending on the Closing Date, (B) for any Taxes of any other Person as a result of Treasury Regulation §1.1502-6(a) (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief or similar arrangement within any jurisdiction), as a transferee or successor, by contract or otherwise, and (C) Taxes imposed on Parent or any of its affiliates (including the Surviving Corporation) as a result of any breach of any representation or warranty under Section 2.10 (Taxes and Tax Returns and Reports) or any covenant under this Section 5.17 or Section 4.1(p).

(b) Tax Returns. Parent shall be responsible for the preparation and filing of any Tax Return with respect to the Company that is required to be filed after the Closing Date, other than any Tax Return of the Principal Stockholder for any period ending on or before the Closing Date that is filed on a consolidated, combined, unitary or similar basis and includes the Company (an “Affiliated Group Tax Return”). The Principal Stockholder shall be responsible for the preparation and filing of any Tax Return with respect to the Company that is required to be filed on or before the Closing Date and any Affiliated Group Tax Return, and each such Tax Return shall be true and correct and shall be completed in accordance with applicable law and consistent with past practice.

(c) Tax Contests. The Principal Stockholder shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax for which the Principal Stockholder is responsible pursuant to Section 5.17(a). Parent shall control all other Tax Contests relating to the Company. The Principal Stockholder shall not (i) take any position on any amended Tax Return relating to the Company (including any Affiliated Group Tax Return) or (ii) settle or compromise any Tax Contest relating to the Company (including any Tax Contest with respect to any Affiliated Group Tax Return), in each case that would have an adverse effect on Parent or its affiliates, including the Surviving Corporation, after the Closing.

(d) Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement (or similar agreement or arrangement) to which the Company is a party or by which the Company is bound shall be terminated effective as of the Closing, and the Company, Parent or its affiliates (including the Surviving Corporation) shall have no liability pursuant to any such agreement.

(e) Refunds; Waiver of Carrybacks. Except as set forth in this Section 5.17(e), any refunds of Taxes of the Company with respect to Taxes described in Section 5.17(a) paid by the Principal Stockholder shall be for the account of the Principal Stockholder, and if Parent or the Surviving Corporation receives or becomes entitled to any Tax refund that relates to a Pre-Closing Tax Period, Parent or the Surviving Corporation shall pay the Principal Stockholder the amount of any such refund, reduced by any net Tax required under applicable law to be paid by Parent or its affiliates (including the Surviving Corporation) with respect thereto and net of any Tax effect on Parent or its affiliates (including the Surviving Corporation) attributable to the reduction in any Tax attribute as a result of the receipt of such refund. To the extent permitted by applicable law, Parent shall (or shall cause or permit the Company to) elect to relinquish any carryback of a Tax attribute to any taxable period or portion thereof ending on or before the Closing Date. In cases where Parent cannot elect to relinquish such carrybacks, the Principal Stockholder shall immediately pay to Parent any net Tax refund (or amount equal to any net reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Company into an Affiliated Group Tax Return, when such refund or reduction is realized by the Principal Stockholder’s group. The Principal Stockholder shall cooperate with Parent and the Company upon their reasonable request in obtaining such refunds (or reductions in Tax liability), including through the filing of amended Tax Returns or refund claims. Parent shall repay the Principal Stockholder any amount paid by the Principal Stockholder to Parent pursuant to this Section 5.17(e) in case of the disallowance of such post-acquisition Tax attribute on audit or otherwise.

(f) Section 338(h)(10) Elections.

(i) The Principal Stockholder and Parent shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase of the Company by Parent pursuant to the Merger.

(ii) To facilitate the Section 338(h)(10) Elections, Parent shall deliver to the Principal Stockholder, at least fifteen days prior to the Closing Date, drafts of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”). The Principal Stockholder shall review such Forms and provide any proposed revisions to Parent at least five days prior to the Closing. Parent and the Principal Stockholder agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between the parties. The Forms, in the form reasonably agreed by the parties, shall be duly executed by the Principal Stockholder and Parent at the Closing. Parent shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

(iii) As soon as practicable after the Closing Date and at least thirty days prior to the due date and filing of Internal Revenue Service Form 8883 by either party, Parent shall provide the Principal Stockholder with a draft of Internal Revenue Service Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed Sales Price in a manner consistent with the requirements of Section 338 and the Treasury Regulations thereunder). The Principal Stockholder shall review such Form 8883 and provide any proposed revisions to Parent at least ten days prior to the due date of such Form 8883 for either party. Parent and the Principal Stockholder agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8883, the Form 8883 shall be revised and timely filed by each party as required by law. Each of Parent and the Principal Stockholder shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto, including any such adjustments as a result of any payment pursuant to Section 1.8 (Post-Closing Payments) or any indemnity payment to Parent pursuant to this Section 5.17 (Tax Matters) or Article VII (Survival of Representations and Warranties; Escrow; Indemnity)) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this Section 5.17(h). In the event the parties do not reach agreement on the information to be reflected on the Form 8883, each party shall provide to the other party its final version of its Form 8883and shall timely file its final version of such Form 8883 in the manner required by law. The Principal Stockholder and Parent each shall bear its own expenses in connection with the Section 338(h)(10) Elections (including the preparation and filing of the Forms and Form 8883).

(g) Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest. Principal Stockholder shall contact Parent prior the disposition of any books and records described in this Section 5.17(f) and allow Parent to obtain such books and records within thirty (30) days of such notice.

(h) Survival; Conflicts. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Article VII hereof, the indemnity obligations pursuant to this Section 5.17, the representations and warranties contained in Section 2.10 (Taxes and Tax Returns and Reports) hereof, and any claim for breach of the covenants set forth in this Section 5.17 or Section 5.1(p) shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). Notwithstanding anything to the contrary contained in this Agreement, all matters relating to Taxes shall be governed by this Section 5.17. In the event of a conflict between the provisions of this Section 5.17 and the any other section of this Agreement, this Section 5.17 shall govern and control.

5.18 Schedule of Intercompany Obligations. On the dates set forth below, the Company shall deliver to Parent a complete and accurate schedule listing with reasonable specificity the then-current amount, terms and character of all outstanding accounts payable and accounts receivable between the Company, on the one hand, and the Principal Stockholder and/or its Subsidiaries, on the other hand (the “Schedule of Intercompany Obligations”). The Schedule of Intercompany Obligations shall be in a form reasonably satisfactory to Parent and accompanied by a certificate signed by the Chief Financial Officer of the Company stating that the calculation contained therein is true and correct as of the Effective Time, and shall be delivered to Parent’s Chief Financial Officer at the Closing (and a draft of which shall be delivered to Parent’s Chief Financial Officer three (3) business days prior to the Closing Date), and which shall include copies of any invoices or other supporting documents referred to therein. The Company’s delivery of such schedule shall not be deemed to update or amend any representation or warranty contained in this Agreement, nor shall it be deemed to update or amend the Disclosure Schedule in any respect.

5.19 Termination of Company Plans. Prior to the Closing, the Company shall terminate any and all Company Employee Plans which Parent requests in writing be so terminated.

5.20 Removal of Liens. The Company and the Principal Stockholder shall use their commercially reasonable efforts to obtain the release and termination of any outstanding lien of Silicon Valley Bank or Union Bank (or any other lien identified by Parent following a lien search to be performed by Parent prior to the Closing which does not arise from a Contract being assumed by the Surviving Corporation pursuant to this Agreement) on any asset of the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been adopted and approved by the shareholders of the Company by the requisite written consent under applicable law and the Company’s Articles of Incorporation and Bylaws.

(b) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) commenced or threatened any action or proceeding seeking any of the foregoing.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company and the Principal Stockholder to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and the Related Agreements shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the President and the Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent’s or Merger Sub’s ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company and the Principal Stockholder contained in this Agreement and the Related Agreements shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the President and the Chief Financial Officer of the Company, and signed on behalf of the Principal Stockholder by the President and the Chief Financial Officer of the Principal Stockholder.

(b) Agreements and Covenants. The Company and the Principal Stockholder shall have performed or complied (which performance or compliance shall be subject to the Company’s and the Principal Stockholder’s ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company and the Principal Stockholder.

(c) Governmental Approvals. Other than the filing of the Agreement of Merger with the Secretary of State of the State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, have been obtained or have occurred.

(d) Third Party Consents; Notices and Filings. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has (i) complied with the notice requirements disclosed on Schedule 2.6 and (ii) obtained the consents, amendments, approvals and waivers disclosed on Schedule 2.6.

(e) Legal Opinion. Parent shall have received a legal opinion from Berliner Cohen, legal counsel to the Company in substantially the form attached hereto as Exhibit B-1, and the Montgomery Law Group, LLP, legal counsel to the Principal Stockholder, in substantially the form attached hereto as Exhibit B-2.

(f) Material Adverse Effect. There shall not have occurred, or be reasonably likely to occur, any Material Adverse Effect on the Company since the date of this Agreement.

(g) Employment Agreements. James Wang, Don Alfson and Richard Bay-Ramyon shall each have executed and delivered to Parent an Offer Letter in substantially the form of Exhibit C and all of the Offer Letters shall be in full force and effect.

(h) Noncompetition Agreements. James Wang, Don Alfson and Richard Bay-Ramyon shall each have executed and delivered to Parent a Noncompetition Agreement in substantially the form of Exhibit D and all of the Noncompetition Agreements shall be in full force and effect.

(i) Supply Agreements. Company and the Principal Stockholder shall each have executed and delivered a Supply Agreement in substantially the form of Exhibit F-1, and Parent and the Principal Stockholder shall each have executed and delivered a Supply Agreement in substantially the form of Exhibit F-2 (the “Supply Agreements”).

(j) Dissenters’ Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger.

(k) Deliveries. The Statement of Expenses shall have been delivered to Parent by the Company. The Company shall have delivered to Parent a schedule in form reasonably satisfactory to Parent, listing, as of the Effective Time: (i) each series and class of outstanding Company Capital Stock, including each individual holder’s full name, address, and number of shares of Company Capital Stock held, segregated by class, (ii) the percent that each such holder’s shares represent of each such series and class, as applicable, and (iii) a computation in accordance with Section 1.7 hereof of (A) the dollar amount to be paid to each such holder at Closing, (B) the percent such amount represents of the total Merger Consideration, (C) the amount, if any, owed by such holder pursuant to a promissory note delivered to the Company prior to Closing in connection with the exercise of a Company Option, (D) the dollar amount to be contributed to the Escrow Fund on behalf of each such holder at Closing and (E) the percent such amount represents of the total Escrow Amount, which in each case shall be solely for Parent’s reference and shall not create any binding obligation on Parent, though Parent shall be entitled to rely thereon.

(l) IP Assignment Agreement. Company and the Principal Stockholder shall each have executed and delivered an Assignment Agreement in substantially the form of Exhibit G (the “IP Assignment Agreement”).

(m) Transition Services Agreement. Company, Parent and the Principal Stockholder shall each have executed and delivered a Transition Services Agreement on the terms set forth in Exhibit H and in form and substance otherwise reasonably acceptable to Parent (the “Transition Services Agreement”).

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW; INDEMNITY

7.1 Survival of Representations, Warranties and Covenants. Except as provided in Section 5.17(n), all of the Company’s and the Principal Stockholder’s representations and warranties in this Agreement or the Related Agreements (each as modified by the Disclosure Schedule) shall survive the Merger and continue until 5:00 p.m., Mountain time, on December 31, 2006 (the “Expiration Date”) and, solely to the extent necessary to allow for the resolution of any unsatisfied claims as provided in Section 7.2 hereof, thereafter. All of Parent’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the

Effective Time. The covenants and agreements set forth in this Agreement and the Related Agreements that are to be performed following the Effective Time shall survive the Effective Time and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement and the applicable Related Agreement.

7.2 Escrow Arrangements.

(a) Escrow Fund. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any holder of Company Capital Stock, will be deposited by Parent on behalf of the holders of Company Capital Stock with U.S. Bank, National Association (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)), as Escrow Agent (the “Escrow Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The portion of the Escrow Amount deemed contributed by Parent with respect to each holder of Company Capital Stock shall be equal to the Common Per Share Escrow Amount otherwise payable to such holder under Section 1.7 hereof in respect of the shares of Company Capital Stock held by such holder (the “Aggregate Per Shareholder Escrow Amount”). Whenever a Post-Closing Payment to the Escrow Fund by Parent is required under Section 1.8, without any act of any holder of Company Capital Stock, the amount of such payment, when deposited by Parent into the Escrow Fund on behalf of the holders of Company Capital Stock, shall thereafter be treated as part of the Escrow Fund and governed by the terms of this Article VII. The portion of any such Post-Closing Payment deemed contributed by Parent with respect to each holder of Company Capital Stock shall be proportional to the portion that the Aggregate Per Shareholder Escrow Amount for such holder represents of the Escrow Amount. The Escrow Fund shall be available to indemnify, hold harmless and compensate Parent, its officers, directors, employees, agents and affiliates, including the Surviving Corporation (each an “Indemnified Party” and collectively the “Indemnified Parties”), for and against any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses and expenses of investigation and defense (each a “Loss” and collectively “Losses”), incurred, directly or indirectly, by any Indemnified Party as a result or arising out of: (i) any inaccuracy or breach of any representation or warranty of the Company or the Principal Stockholder contained herein (it being understood that for purposes of determining the accuracy of such representations and warranties and the related Loss under this Section 7.2, such determination shall be made without giving effect to any materiality or Material Adverse Effect qualifications contained in such representations and warranties); (ii) any failure by the Company or the Principal Stockholder to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by the Company or the Principal Stockholder prior to the Closing (it being understood that for purposes of determining whether any such failure has occurred and the related Loss under this Section 7.2, no effect shall be given to any materiality or Material Adverse Effect qualifications contained in any such covenant); (iii) any Dissenting Share Costs; or (iv) any Undisclosed Excess Expense Amount. Notwithstanding the foregoing, there shall be no right to indemnification pursuant to clauses (i) and (ii) of this Section 7.2(a) (other than for claims of fraud or willful breach of covenants) until one or more Officer’s Certificates (as defined in Section 7.2(d) hereof) identifying aggregate Losses incurred thereunder in excess of $75,000 (the “Threshold Amount”) shall have been delivered to the Escrow Agent as provided in Section 7.2(d) hereof, in which event the Indemnified Parties shall be entitled to recover all such Losses, including the Threshold Amount, and shall not be subject to a Threshold Amount with respect to any additional claims. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close. Other than in the case of claims based on fraud, claims related to Taxes, and claims based on willful breaches of covenants, under no circumstances shall the Company or the Principal Stockholder be liable under this Article VII for any Losses exceeding the sum of (A) the full amount of the Escrow Fund, plus (B) the full amount of any Post-Closing Payments that have been deposited in the Escrow Fund pursuant to this Agreement (as well as the amount of any permitted setoffs from such payments).

(b) Escrow Period; Distribution upon Termination of Escrow Periods.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the “Escrow Period”), at which time all amounts therein which are not required to be held back pursuant to the immediately following proviso and which are otherwise available for distribution shall be distributed to the former shareholders of the Company by the Escrow Agent pursuant to the terms hereof; provided that the Escrow Period shall not terminate (and no such distribution shall be made) with respect to such amount of the Escrow Fund as is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the former shareholders of the Company any remaining amounts of the Escrow Fund not required to satisfy such claims. Each distribution from the Escrow Fund to the former shareholders of the Company pursuant to this Section shall be made in proportion to their respective Pro Rata Portions of the Escrow Fund. “Pro Rata Portion” shall mean, with respect to a former shareholder of the Company, an amount equal to the quotient obtained by dividing (x) such former shareholder’s Aggregate Per Shareholder Escrow Amount, by (y) the Escrow Amount.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(ii) Upon receipt by the Escrow Agent of written investment instructions from Parent, the Escrow Amount shall be invested in tax-free government securities with maturities of not more than thirty (30) days, and any interest paid on such Escrow Amount shall be added to the Escrow Fund and deemed part thereof. The parties acknowledge and agree that Parent is the owner of the Escrow Fund, and all interest earned thereon shall be deemed to be, and treated for all income tax purposes as, (A) earned by Parent, (B) paid out annually to the shareholders in accordance with each such shareholder’s Pro Rata Portion, and (C) recontributed to the Escrow Fund by the shareholders in accordance with each such shareholder’s Pro Rata Portion. For any period of time before such tax-free government securities can be purchased by the Escrow Agent or after such securities mature, or in the absence of such written investment instructions, the Escrow Amount shall be invested in a U.S. Bank Money Market Account, and any interest paid on such Escrow Amount during such time shall be added to the Escrow Fund and deemed part thereof. Each former shareholder of the Company shall be liable for any Taxes with respect to income earned on the Escrow Fund in proportion to his, her or its respective Pro Rata Portion.

(d) Claims Upon Escrow Fund.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or failure to disclose or other basis for indemnification to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund in an amount equal to such Losses.

(e) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, Parent shall deliver a duplicate copy of such certificate to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make payment of cash from the Escrow Fund in accordance with Section 7.2(d) hereof, provided, however, that no such payment may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such written statement of objection shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(f) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and to pay cash from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the

Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorney’s fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo or Santa Clara Counties, California under the rules then in effect of the Judicial Arbitration and Mediation Services, Inc. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than two-thirds (2/3) of the disputed amount; otherwise, the shareholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, the fees and expenses of the Escrow Agent, including without limitation, reasonable attorneys’ fees and costs, and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

(g) Securityholder Agent of the Shareholders; Power of Attorney.

(i) In the event that the Merger is approved, effective upon such vote, and without further act of any Company shareholder, the Principal Stockholder shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each shareholder (except such shareholders, if any, as shall have perfected their appraisal or dissenters’ rights under the California Code), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize payment and delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. The Securityholder Agent may resign upon not less than thirty (30) days prior written notice to Parent and to all holders of an interest in the Escrow Fund. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the shareholders of the Company.

(ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

(h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision, act, consent or instruction of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such holder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(i) Third-party Claims. In the event Parent becomes aware of a third-party claim which Parent believes in good faith may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the shareholders of the Company, shall be entitled, at their expense, to participate in but not control the conduct of any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent (such consent not to be unreasonably withheld or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(j) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of its counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with its legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of the Escrow Agent’s counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and cash included in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her/its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except for gross negligence and willful misconduct.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid (i) out of any interest earned on the Escrow Fund from time to time, and (ii) to the extent additional fee amounts remain unsatisfied thereafter, by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement, and that the Acceptance Fee and first year’s Annual Fee, as set forth in the Escrow Agent’s Fee Schedule, shall be paid by Parent immediately following the Effective Time, and that the Escrow Agent will not have to rely on the accumulation if interest on the Escrow Fund to collect such Acceptance Fee and first year’s Annual Fee. In the event that the Escrow Agent renders any substantial service not provided for in this Agreement, or if the parties jointly request a substantial modification of its terms that materially changes the obligations of the Escrow Agent, or if the Escrow Agent is made a party to, or appropriately intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these reasonable sums upon demand to the extent the interest earned on the Escrow Fund is insufficient to satisfy them.

(l) Right of Set-Off. Notwithstanding anything set forth in this Agreement to the contrary, Parent shall be entitled to set-off any and all Losses incurred by any Indemnified Party with respect to which such Indemnified Party would otherwise be entitled to indemnification under this Article VII against any Post-Closing Payment to the Escrow Fund otherwise payable by Parent under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.

(m) Purchase Price Adjustments. Any payment pursuant to Section 1.8 (Post-Closing Payments) or any indemnity payment to Parent pursuant to Section 5.17 (Tax Matters) or Article VII (Survival of Representations and Warranties; Escrow; Indemnity) shall be treated as an adjustment to the Merger Consideration for all Tax purposes.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Company and Parent;

(b) by Parent or the Company if: (i) the Effective Time has not occurred by February 7, 2005 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

(c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within fifteen (15) days following receipt of written notice thereof through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within fifteen (15) days (but no cure period shall be required for a breach which by its nature cannot be cured); or

(e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within fifteen (15) days following receipt of written notice thereof through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within fifteen (15) days (but no cure period shall be required for a breach which by its nature cannot be cured).

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of this Section 8.2, Sections 5.4 (Confidentiality), 5.5 (Expenses) and 5.6 (Public Disclosure) and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Principal Stockholder, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, one day after delivery by commercial delivery service, three days after mailing by registered or certified mail (return receipt requested) or one day after being sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attention: General Counsel

Telephone No.: (303) 327-3030

Facsimile No.: (303) 327-3483

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Steven V. Bernard

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

ISG Broadband, Inc.

1567 Centre Pointe Drive

Milpitas, CA 95035

Attention: President

Telephone No.: (408) 957-8005

Facsimile No.: (408) 957-8008

with a copy to:

Berliner Cohen

10 Almaden Boulevard, Suite 1100

San Jose, CA 95113

Attention: Michael L. Violanti

Telephone No.: 408-286-5800

Facsimile No.: 408-998-5388

(c)	if to the Principal Stockholder or Securityholder Agent:

California Eastern Laboratories, Inc.

4590 Patrick Henry Drive

Santa Clara, CA 95054

Attention: Paul Minton, President

Telephone No.: 408-988-3500

Facsimile No.: 408-986-0619

with a copy to:

Montgomery Law Group, LLP

525 Middlefield Road, Suite 250

Menlo Park, CA 94025

Attention: John Montgomery

Telephone No.: 650-331-7002

Facsimile No.: 650-331-7001

(d)	if to the Escrow Agent:

U.S. Bank, N.A.

One California Street, Suite 2550

San Francisco, CA 94111

Attention: Michael P. Susnow, Vice President

Telephone No.: (415) 273-4563

Facsimile No.: (415) 273-4591

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “agreement” when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event that the date for performance of any obligation hereunder would otherwise fall on a day that is not a business day, the required date for performance shall instead be the immediately following business day.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Principal Stockholder, the Securityholder Agent (as to Section 1.8 and Article VII only) and the Escrow Agent (as to matters set forth in Article VII and Article IX only) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

THE COMPANY:		PARENT:

ISG BROADBAND, INC.		SIRENZA MICRODEVICES, INC.

By:	/s/ Donald G. Alfson	By:	/s/ Robert Van Buskirk
	Donald G. Alfson		Robert Van Buskirk
	President and Chief Financial Officer		President and Chief Executive Officer

SECURITYHOLDER AGENT:		MERGER SUB:

CALIFORNIA EASTERN LABORATORIES, INC.		COMET ACQUISITION CORPORATION

By:	/s/ Paul Minton	By:	/s/ Thomas J. Scannell
	Paul Minton		Thomas Scannell
	President		President

ESCROW AGENT:		PRINCIPAL STOCKHOLDER:

U.S. BANK, NATIONAL ASSOCIATION		CALIFORNIA EASTERN LABORATORIES, INC.

By:	/s/ Michael P. Susnow	By:	/s/ Paul Minton
	Michael P. Susnow		Paul Minton
	Authorized Signatory		President

***REORGANIZATION AGREEMENT***